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                                                                    Exhibit 4.28

                             SUPPLEMENTAL AGREEMENT

                                    STEPMIND

AMONG THE UNDERSIGNED:

-        MR. ANDRE JOLIVET,

         a French national, born on July 4, 1962, in Quimper, France, residing at 47 rue Henri Tariel, 92130 Issy les Moulineaux, France,

-        MR. ALAIN JOLIVET,

         a French national, born on April 14, 1949, in Plogastel Saint-Germain, France, residing at 1 rue du General Gouraud, 92190 Meudon, France,

                        (hereinafter collectively referred to as the "FOUNDERS")

-        REMOTE REWARD SAS,

         a French societe par actions simplifiee with a share capital of EUR 90,481,410, with its registered office at 4 ter rue de l'Ouest, 92100 Boulogne, registered in the Commercial Registry under the number 433458304 RCS Nanterre, represented by Mr. Andre Jolivet, in his capacity as President,

                                                  (hereinafter "REMOTE REWARD"),

         AND

- AGF INNOVATION 3, AGF INNOVATION 4, AGF INNOVATION 5, fonds communs de placement dans l'innovation,

         each represented by its managing company, AGF PRIVATE EQUITY, a French societe par actions a directoire et conseil de surveillance with a share capital of Euros 1,000,000, with its registered office at 11, rue Scribe, BP 293, 75425 Paris Cedex 09, registered in the Commercial Registry under the number 414 735 175 RCS Paris, duly empowered to so represent each such entity, itself represented by Mr. Guillaume Lautour, duly empowered for the purpose hereof,

                                                         (hereinafter "AGF PE"),

-        MIGHTY WEALTH GROUP LIMITED,

         an international business company incorporated in the British Virgin Islands, with a share capital of USD 50,000, with its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI, registered under the number 565041, represented by Mr. Tony Cheung, in his capacity as Director,

                                                           (hereinafter "MWGL"),

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-        NAM TAI ELECTRONICS INC.

         a company incorporated in the British Virgin Islands, under registration number 3805, with its registered office at McW. Todman & Co., McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands, represented by Mr. KOO Ming Kown, in his capacity as director and chief financial officer,

                                                        (hereinafter "NAM TAI"),

         (AGF PE, MWGL and Nam Tai are hereinafter collectively referred to as the "INVESTORS" and individually as an "INVESTOR"),

(The Founders, Remote Reward and the Investors being hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY").

RECITALS:

   1. STEPMIND is a French societe anonyme, with a registered capital of Euros 34,709,907.90, having its registered office at 4 ter, rue de l'Ouest, 92100 Boulogne, registered with the Registry of Commerce and Companies under number 432 237 949 RCS Nanterre (hereinafter the "COMPANY"). The Company was incorporated on June 19, 2000.

   2. The Parties entered into an Investment Agreement, a Shareholders' Agreement and a Representations and Warranties Agreement, all of which were executed on November 28, December 9 and December 10, 2003 (the "AGREEMENTs"). In view of certain commercial and technical developments of the Company as of the date hereof, the parties wish to modify the terms of the Investment contemplated by the Agreements.

Now, therefore, the parties hereto agree as follows:

   1.    Definitions.

         Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Agreements.

   2.    Binding Effect of this Agreement.

         In the interest of time, the Parties have set forth herein certain modifications to the Agreements which are fully binding on the Parties. It is the intention of the Parties to more formally set forth such modifications in amendments to the Agreements; provided, however, that pending the implementation of such amendments, the terms hereof shall be and shall remain binding on the Parties and shall prevail over any terms inconsistent therewith set forth in the Agreements.

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3.       Tranche 1.

         The Parties agree that there shall be no modifications to the First Capital Increase, except for the modifications to the terms of the Warrants described in paragraph 6 below.

4.       Shareholder Loan.

         Remote Reward commits to loan to the Company on first demand of the Company, pursuant to a decision of the Board of Directors of the Company, at any time between May 1, 2004 and July 31, 2004, an amount not to exceed Euros 5 million. Such Shareholder Loan shall bear interest at an annual rate of EURIBOR plus 1% and shall be reimbursable by the Company pursuant to a decision of the Board of Directors of the Company at any time on or before December 31, 2005. Such Shareholder Loan shall be reimbursable, at the option of the Board of Directors of the Company, in cash or, if the Company shall not have repaid such Shareholder Loan on or before April 30, 2006, Remote Reward may require reimbursement of such Shareholder Loan in ordinary shares of the Company, based on a valuation of the Company as agreed by the Parties, or, failing such agreement on or before May 15, 2006, pursuant to the expert evaluation procedure set forth in Section 8.1 of the Shareholders Agreement. The provisions of paragraphs 5 - 7 of Section
         8.1 of the Shareholders Agreement shall otherwise be applicable to such Shareholder Loan.

5.       Second Capital Increase.

         Article 8 of the Investment Agreement shall be modified to provide that the Investors shall subscribe for the ABSA Shares 2 only if, as of July 30, 2004, the WLAN solution meets all of the following technical criteria:

         (i)      the Balsa 1 chip area is less than 30 mm2,

         (ii) the tape-out procedure for the Balsa 1 chip has been commenced,

         (iii) the Alice W2 chipset substantially meets the specifications therefore set forth in the updated reference data sheet released by the Company during the second quarter of 2004,

         (iv) performance of the physical layer (modem) is compliant with IEEE 802.a/b/g standards,

         (v)      the Salsa "alpha" critical CISF reaction times are achieved,

         (vi) the Salsa "alpha" RAM code plus data total footprint is not more than 256 Kilo Octets, and

         (vii) the Salsa 1 chip is compliant with the full set of security features implemented on a large majority of access points that can be found in the market.

         In the event such technical conditions are satisfied, then the number of the ABSA Shares 2 shall be such that, for an aggregate investment of Euros 15 million, the total

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         number of ABSA Shares 1 and ABSA Shares 2 represent, on a Fully Diluted
         Basis, 40% of the share capital of the Company.

         In the event such technical conditions are not satisfied, then the Investors shall be entitled to exercise the Warrants 2004 and Remote Reward and Andre Jolivet undertake in addition to transfer to the Investors, on or before September 1, 2004, for an aggregate price of Euro 1.00, such number of Shares such that, for an aggregate investment of Euros 7.5 million, the total number of ABSA Shares 1, ABSA Shares 3 and such shares transferred by Remote Reward and Andre Jolivet represent, on a Fully Diluted Basis, 40% of the share capital of the Company. Notwithstanding the foregoing, it is the intention of the Parties that the Shares so transferred have the same rights as Class B Shares, and Remote Reward and Andre Jolivet therefore agree, in the event of a liquidation of the Company or issuance of new Shares at conditions permitting exercise of the Warrants, to take all actions (including transfers of additional Shares or portion of liquidation proceeds) to permit the Investors to be in the same position as if the Shares transferred pursuant to this paragraph were Class B Shares.

6.       Warrants.

         The Parties shall take all corporate actions to modify the exercise conditions of the Warrants in order to reflect the modification of the definition of the "P" resulting from the modification of the average subscription price of the Investment as a consequence of the previous paragraph.

7.       Additional Capital Increase.

         The Board of Directors of the Company shall meet to decide whether an additional capital increase in an amount up to Euros 5 million shall be implemented on or before October 1, 2004. Such capital increase shall occur only if the ABSA 2 Shares are subscribed for. The Founders commit to subscribe for 60% of such capital increase and the Investors commit to subscribe for 40% of such capital increase (provided, that, in the event any Investor other than Nam Tai does not wish to subscribe to such capital increase, Nam Tai shall subscribe for such Investor's pro rata portion of such capital increase). The price of such capital increase shall be equal to the weighted average subscription price of the ABSA Shares 1 and ABSA Shares 2. The shares issued pursuant to such capital increase shall be ABSA Shares, each consisting of one Class B Share and one Warrant.

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8.       Other Modifications.

         The Parties shall take all actions to implement the foregoing modifications to the terms of the Investment and to duly amend the Agreements and the Annexes thereto, including, without limitation, (i) modification of the instruction letter to HSBC Private Bank, dated December 11, 2003, to extend the date before which the Second Capital Increase must be completed and otherwise to adjust such instructions to reflect the foregoing; (ii) contractual provisions to provide the Investors with a liquidation preference as if the liquidation preference for the Class B Shares set forth in Section 2.5 of the Investment Agreement were modified to reflect the modification in the share subscription prices provided above, (iii) modification of Section
         4.1 of the Shareholders Agreement to permit the transfers by Remote Reward and Andre Jolivet to the Investors provided herein, (iv) modification of Article 6 of the Shareholders Agreement to reflect a Valuation of the Company of Euros 25 million (instead of Euros 29,966,670 million), in the event the ABSA Shares 2 are subscribed for, or Euros 12.5 million (instead of Euros 14,983,335) in the event the ABSA Shares 2 are not subscribed for, (v) modification of Section 4.6 of the Shareholders Agreement to provide that the drag-along right is triggered in respect of a sale approved by 70% of the shareholders (instead of 75%).

9.       Miscellaneous.

         The provisions of the Investment Agreement set forth in Articles 13 - 21 of the Investment Agreement shall apply mutatis mutandis to this Agreement as if set forth herein.

         IN WITNESS WHEREOF,

Executed in eight (8) original counterparts, in Boulogne, France, this 2nd day of January, 2004


/s/ Alain Jolivet                              /s/ Andre Jolivet
------------------------------                 ------------------------------
Alain Jolivet                                  Andre Jolivet
Date: November 28, 2003                        Date: November 28, 2003
Place: Paris                                   Place: Paris


REMOTE REWARD                                  AGF INNOVATION 3

By: /s/ Andre Jolivet                          By: AGF Private Equity
   ---------------------------
Name: Andre Jolivet                            By: /s/ Guillaume Lautour
Date: November 28, 2003                           ---------------------------
Place: Paris                                   Name: Guillaume Lautour
                                               Date: November 28, 2003
                                               Place: Paris
AGF INNOVATION 4

By: AGF Private Equity                         AGF INNOVATION 5

By: /s/ Guillaume Lautour                      By: AGF Private Equity
   ---------------------------
Name: Guillaume Lautour                        By: /s/ Guillaume Lautour
Date: November 28, 2003                           ---------------------------
Place: Paris                                   Name: Guillaume Lautour
                                               Date: November 28, 2003
                                               Place: Paris
Mighty Wealth Group Limited

By: /s/ Cheung Tze Tung                        Nam Tai Electronics, Inc.
   ---------------------------
Name: Cheung Tze Tung                          By: /s/ Joseph Li
Date: December 10, 2003                           ---------------------------
Place: Hong-Kong                               Name: Joseph Li
                                               Date: December 9, 2003
                                               Place: Hong-Kong
STEPMIND S.A.

By: /s/ Alain Jolivet
   ---------------------------
Name: Alain Jolivet
Date: November 28, 2003
Place: Paris